Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Equity Incentive Plan and the 1996 Employee Stock Purchase Plan of Cerus Corporation of our reports dated March 5, 2012, with respect to the consolidated financial statements of Cerus Corporation and the effectiveness of internal control over financial reporting of Cerus Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 8, 2012